Exhibit (s)(2)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

HPS Corporate Lending Fund

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to be Paid	Equity	Common shares of beneficial interest, $0.001 par value	457(o)	$4,000,000,000	—	$4,000,000,000	0.00010090	$403,600

Fees to be Paid	Equity	Common shares of beneficial interest, $0.001 par value	457(o)	$4,000,000,000	—	$4,000,000,000	0.00011020	$440,800

	Total Offering Amount					$8,000,000,000		$844,400

	Total Fees Previously Paid							$844,400

	Total Fee Offsets							—

	Net Fee Due							—

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(2)

The registrant previously paid a total of $844,400 in connection with the registrant’s registration statement on Form N-2 (File No. 333-270667) (calculated at the fee rates then in effect of $100.90 and $110.20, respectively, per $1,000,000 of the estimated maximum aggregate offering price), as filed with the Securities and Exchange Commission on January 26, 2022 and June 30, 2023. No additional fees are required in connection with this filing.